Exhibit 99.1

Press Release	Source: China Wind Systems, Inc.

China Wind Systems, Inc. Raises Revenue Guidance for Full Year 2008

Monday September 15, 1:19 pm ET

WUXI, Jiangsu Province, China, Sept. 15 /Xinhua-PRNewswire/ -- China Wind Systems, Inc. (OTC Bulletin Board: CWSI - News; "China Wind Systems" or the "Company"), which supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China, today raised its revenue guidance to $45 million for the fiscal year ended December 31, 2008, compared with earlier guidance of $40 million. The Company also expects its net income for the year to exceed $7 million.

The Company's guidance reflects the anticipated strong sales from its forged products for the wind energy industry and other industries in the fourth quarter of 2008.

"Given the growth in demand for wind power turbines and the shortage of suppliers able to deliver the high precision components required by the industry, we continue to experience a very high degree of interest in our products. As we roll out our phase I expansion to produce forged products including rolled rings, shafts, gear rims and flanges in October 2008, we expect to ramp up production levels quickly," commented Mr. Jianhua Wu, Chairman and CEO of China Wind Systems, Inc. "We remain confident about our long-term outlook and that China Wind Systems will be able to execute its business plan to become a leading wind power component manufacturer."

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high- precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contact:	Investor Relations Contact:
Mr. Leo Wang	Mr. Crocker Coulson
Senior Vice President, Finance	President
China Wind Systems, Inc.	CCG Investor Relations
Tel: +1-917-455-7735	Tel: +1-646-213-1915 (NY Office)
E-mail: leo.wang@chinawindsystems.com	E-mail: crocker.coulson@ccgir.com
Website: www.chinawindsystems.com	Website: www.ccgir.com